Exhibit 99.1

NEWS FROM ESCO TECHNOLOGIES


For more information contact:                            For media inquiries:
Patricia K. Moore                                        David P. Garino
Director, Investor Relations                             (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277


                      ESCO ANNOUNCES THIRD QUARTER RESULTS


     ST. LOUIS, August 4, 2009 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the third quarter ended June 30, 2009.

     Within this release, references to "quarters" and "year-to-date" (YTD) relate to the fiscal quarters and nine-month periods ended June 30 for the respective fiscal years noted.

     Net earnings and EPS are presented from "Continuing Operations" and "Discontinued Operations." Continuing Operations represent the results of the ongoing businesses of the Company. Discontinued Operations represent the results of Comtrak which was sold in March 2009 and the filtration business of Filtertek which was sold in November 2007 (first quarter fiscal 2008).

     The results for the third quarter ended June 30, 2009 include a pretax charge of $2.3 million, or $0.07 per share after tax, related to the Aclara RF facility relocation which was completed in June. Management believes adding back this cost to the quarterly earnings results ("operational" basis) is a more relevant measure for investors to understand the Company's ongoing operating results for the current period.

     The third quarter effective tax rate contributed positively to both the 2009 and 2008 results of operations, and was 23.1 percent and 23.2 percent in third quarters of 2009 and 2008, respectively. The favorable rates were the result of approximately $2 million in income tax benefits realized in each of the noted periods.

     The following discussion of the 2009 results compared to 2008 is based on the "operational" amounts for 2009.

2009 vs. 2008 Highlights - Continuing Operations
------------------------------------------------

o Third quarter 2009 "operational" EPS was $0.49 per share compared to $0.47 per share in 2008, reflecting a 4.3 percent increase in the current period. GAAP EPS was $0.42 per share for the 2009 third quarter reflecting the RF facility relocation charges.

o YTD "operational" EPS was $1.11 per share in 2009 compared to $1.05 per share in 2008. The 2008 YTD EPS amount includes a $0.20 per share
     contribution  from  the  recognition  of the  PG&E /  TWACS  NG   software
     deferred revenue described below.

o The effective tax rates in the third quarters of 2009 and 2008 were both favorably impacted by approximately $2 million in income tax benefits, resulting in comparable tax rates of 23.1 percent and 23.2 percent.

o    Sales decreased 2.1 percent in the third quarter, but increased 6.8 percent
     YTD.

o Cash flow from operating activities generated $17.1 million during the third quarter, and $37 million YTD. As a result, net debt outstanding was reduced to $165.4 million at June 30, 2009 reflecting a leverage ratio of 1.92x.

o Entered orders were $157.6 million in the third quarter, reflecting a book-to-bill ratio of 106 percent, and YTD entered orders were $453.8 million, or 102 percent of YTD sales.

o Orders in the third quarter for Aclara RF AMI gas products with PG&E were $18.1 million bringing total gas product orders to approximately 3.4 million units and $193 million to date.

o Orders for RF AMI products with New York City Water were $13.3 million in the quarter, bringing the total New York City Water project to 427,000 units and $34.3 million to date.

o Orders of Aclara PLS AMI products in the 2009 third quarter were $46.9 million, reflecting the highest quarterly order amount at PLS in two years.

o Aclara PLS orders from COOP's and Muni's were $39.1 million in the quarter, and $69.3 million YTD, bringing total YTD Aclara PLS orders to $88.6 million, including $5.4 million of load control / demand response devices.

Chairman's Commentary
---------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "I am pleased with our operating results during the quarter and year-to-date, especially given today's challenging global economy. While several of our end markets continued to see a push-out of product deliveries, mainly commercial aerospace and Doble hardware, we were able to achieve the majority of our internal operating goals.

     "Our Filtration and Test businesses continue to maintain their focus on appropriate cost structures, and we are extremely confident that we will come out the other side of this unprecedented downturn stronger and more profitable than before.

     "Our Aclara group continues to see solid order growth, evidenced by the positive book-to-bill ratio for the quarter and the year. While pleased with the strong order book, we, like others in the AMI space, have experienced a push-out of some expected orders and sales as a result of the Government's planned Stimulus spending. Several of our customers have told us that they are waiting on placing orders until they fully clarify their position with the DOE on how and when to effectively proceed with their infrastructure spending. The customers' goal is to maximize the impact of the available grant money.

     "As a result, while the confidence in our longer-term outlook remains bullish, we believe the overall impact of the Stimulus funding is having a negative impact on the near term. We are actively engaged in assisting several AMI customers in navigating through the grant process, and we are expecting that once the administrative process is completed, we will benefit from this program.

     "While we continue to aggressively manage our operational cost structure through regular and detailed planning meetings with our Management teams, the uncertainties of today's macro environment and the delays caused by the Stimulus program are causing us to take a more conservative earnings posture as we address the last two months of 2009. As a result, and as discussed later in this release, we are adjusting our total year expectations to reflect this modest level of uncertainty.

     "Despite today's economic conditions, we are maintaining our focus on creating significant growth opportunities so that once the economy rebounds, we will be best-positioned to capitalize on these opportunities. To ensure our future growth, we are maintaining our R&D and engineering expenditures, which are directed toward new product development initiatives in the AMI and Smart Grid area, along with a significant amount of new Space program opportunities. I am confident that our new products currently being introduced will position us well for the future.

     "In closing, we continue making meaningful progress on all of our major AMI projects, including PG&E gas, New York City Water, and Idaho Power."

Sales
-----

     For 2009, sales decreased 2.1 percent during the third quarter and increased 6.8 percent for the first nine months compared to the same periods of 2008. As noted in earlier releases, the prior year's YTD sales amount included $20.5 million of revenues recognized that had previously been deferred from prior periods related to PG&E / TWACS NG software revenue recognition. YTD sales increased 12.3 percent excluding the 2008 PG&E deferred revenue recognized.

     Utility Solutions Group (USG) sales in 2009 increased 4.3 percent for the third quarter and 13.5 percent for the first nine months compared to the third quarter and first nine months of 2008, respectively. Absent the TNG sales deferral in 2008, YTD sales increased 24.1 percent from the prior year. The USG sales increases in 2009 were primarily driven by significantly higher deliveries of fixed network RF AMI products to PG&E (gas) and continued increases in water AMI product deliveries. Additionally, having Doble for nine months of 2009 versus seven months in 2008 contributed an additional $11.6 million of YTD sales.

     Test sales in 2009 decreased in the third quarter and YTD periods, primarily due to the timing of large chamber deliveries to the international wireless and electronics end-markets.

     Filtration sales in 2009 decreased in the third quarter and YTD as sales increases in the defense aerospace and space product lines were offset by lower commercial aerospace product deliveries.

Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the third quarter and YTD periods of fiscal 2009 included the following:

     In the USG segment, "operational" EBIT for the 2009 third quarter was $15.5 million ($13.2 million on a GAAP basis) compared to 2008's third quarter EBIT of $16.2 million. USG's EBIT was impacted by a significant sales increase of RF AMI products, offset by lower sales of PLS AMI products and lower Doble hardware sales. The RF AMI business contributed the largest increase to EBIT during the first nine months of 2009.

     The 2009 YTD increase in USG's EBIT was partially mitigated by the 2008 YTD EBIT contribution of $8.5 million associated with the PG&E deferred revenue recognized in the prior year first quarter.

     In the Test segment, EBIT dollars and EBIT margins were significantly higher in 2009 due to favorable changes in sales mix and rigorous cost controls throughout the organization.

     In the Filtration segment, EBIT dollars decreased in 2009 due to lower sales of high margin commercial aerospace products, an increase in research and development costs and higher bid and proposal costs incurred in the pursuit of a significant number of Space related projects. For the third quarter of 2009, Filtration's EBIT margin increased due to stringent cost management across the segment.

     Corporate operating costs in the third quarter were lower in 2009 due to reduced discretionary spending, partially offset by higher amortization expenses related to recent acquisitions which included identifiable intangible assets.

Effective Tax Rate
------------------

     The effective tax rate from Continuing Operations in the third quarter of 2009 was 23.1 percent compared to 23.2 percent in the third quarter of 2008. The 2009 and 2008 third quarter tax rates were favorably impacted by approximately $2 million of income tax benefits. The 2009 YTD rate was 30.1 percent compared to 31.9 percent and was also favorably impacted by income tax benefits recognized.

New Orders
----------

     New orders received were $157.6 million and $453.8 million in the 2009 third quarter and YTD periods, respectively, reflecting a positive book-to-bill in both the quarter and nine month periods. Backlog at June 30, 2009 grew to $270.3 million compared to $266.1 million at the beginning of the fiscal year.

     Orders from PG&E for AMI gas products and from New York City for AMI water products are noted on page one of this release. Orders-to-date for the $25 million Idaho Power AMI project were $8.2 million.

Business Outlook - 2009
-----------------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below excludes the impact of any future acquisitions or divestitures, and reflects the impact of the amortization of identifiable intangible purchase accounting assets related to Aclara Software, Aclara RF, Doble and LDIC; the impact of the Doble inventory step-up resulting in "lost" profit; and the amortization of TWACS NG software.

Aclara RF Facility Relocation
-----------------------------

     Due to the significant sales growth since its acquisition, Aclara RF Systems Inc. (formerly Hexagram, Inc.) relocated its operations from three leased facilities to a single, newer, more efficient leased facility in the greater Cleveland area. As a result, approximately $2.3 million, or $0.07 per share, of exit and relocation costs were incurred during the fiscal 2009 third quarter in the Utility Solutions Group. These costs primarily related to the noncash write-off of leasehold improvements, vacant facility charges, and moving costs.

Revenues and Earnings Per Share - 2009
--------------------------------------

     Based on Management's current expectations, the outlook for fiscal 2009 is as follows:

          o Revenues of approximately $625 million to $630 million;

          o EPS is expected to be in the following ranges:

               EPS - GAAP Continuing Operations             $ 1.82 to 1.87

               Add: Aclara RF Facility Exit / Relocation    $ 0.07    0.07
                                                            ------    ----

               EPS - "Operational" Basis                    $ 1.89 to 1.94
                                                            ======    ====

               Add: Intangible Amort. & Inventory Step-Up   $ 0.42    0.42
                                                            ------    ----

               EPS - "Adjusted" Basis                       $ 2.31 to 2.36
                                                            ======    ====

          EPS - Adjusted Basis excludes approximately $0.42 per share of costs related to TWACS NG software amortization, purchase accounting intangible asset amortization, and Doble's purchase accounting inventory step-up, as well as the $0.07 per share of Aclara RF facility exit and relocation costs.

          The 2009 full-year tax rate is expected to be approximately 33 percent, consistent with the full year tax rate of 33.3 percent for 2008. The favorable rates are the result of approximately $2 million in income tax benefits realized in each of the years noted.

          Management believes using EPS - "Operational" Basis and EPS - "Adjusted" Basis as financial measures is an important metric for investors to understand the Company's operations and its ability to service its debt.

Chairman's Commentary - Wrap-Up
-------------------------------

          Mr. Richey concluded, "As noted above, while 2009 has been a tough year as it relates to today's global economic challenges, I remain optimistic about our current business prospects both domestically and internationally. Through rigorous management oversight and a disciplined planning process, I am confident that we have sufficient opportunities and the appropriate contingencies in place to allow us to execute our strategic plan and to achieve our long-term goal of increasing shareholder value."

Conference Call
---------------

          The Company will host a conference call today, August 4, at 4 p.m. Central Time, to discuss the Company's third quarter operating results. A live audio webcast will be available on theCompany's web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available for seven days on the Company's web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 8004952).

Forward-Looking Statements
--------------------------

          Statements in this press release regarding the amounts and timing of fiscal 2009 future revenues, results, earnings, EBIT, EBIT margins, EPS - GAAP Continuing Operations, EPS - Operational Basis, EPS - Adjusted Basis, EPS - GAAP Basis, sales growth, orders, growth opportunities, success of new products and technologies, the fiscal 2009 effective annual tax rate, the timing and certainty of utility customer spending, the impact of the Stimulus funding, the long-term success of the Company, and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008; the effect of the American Recovery and Reinvestment Act of 2009; the success of the Company's competitors; changes in Federal or State energy laws; the timing and content of purchase order releases under the Company's AMI contracts; the Company's successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies;
     competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; material changes in the costs of certain raw materials including steel and copper; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; and the Company's successful execution of internal operating plans.

          ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's web site at www.escotechnologies.com.

                               - tables attached -

                  ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
         Condensed Consolidated Statements of Operations (Unaudited)
              (Dollars in thousands, except per share amounts)

                                        Three Months    Three Months
                                            Ended           Ended
                                        June 30, 2009   June 30, 2008
                                        -------------   -------------

Net Sales                                  $148,102        151,351
Cost and Expenses:
  Cost of sales                              88,040         89,787
  SG&A                                       36,636         37,896
  Amortization of intangible assets           4,792          4,444
  Interest expense                            1,587          2,572
  Other expenses, net                         2,617            514
                                              -----            ---
    Total costs and expenses                133,672        135,213
                                            -------        -------

Earnings before income taxes                 14,430         16,138
Income taxes                                  3,337          3,737
                                              -----          -----

    Net earnings from continuing
      operations                             11,093         12,401

Earnings from discontinued operations,
 net of tax benefit of $456 and expense
 of $560, respectively                          332            907
                                                ---            ---

    Net earnings                           $ 11,425         13,308
                                           ========         ======


Earnings per share:
    Basic
      Continuing operations                    0.42           0.48
      Discontinued operations                  0.02           0.03
                                               ----           ----
      Net earnings                         $   0.44           0.51
                                           ========           ====

    Diluted
      Continuing operations                    0.42           0.47
      Discontinued operations                  0.01           0.03
                                               ----           ----
      Net earnings                         $   0.43           0.50
                                           ========           ====

Average common shares O/S:
    Basic                                    26,241         25,977
                                             ======         ======
    Diluted                                  26,586         26,402
                                             ======         ======

Add Nine


                  ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
         Condensed Consolidated Statements of Operations (Unaudited)
             (Dollars in thousands, except per share amounts)

                                           Nine Months    Nine Months
                                              Ended          Ended
                                          June 30, 2009  June 30, 2008
                                          -------------  -------------

Net Sales                                    $449,615       421,023
Cost and Expenses:
  Cost of sales                               272,880       251,858
  SG&A                                        114,158       108,882
  Amortization of intangible assets            14,379        12,377
  Interest expense                              5,961         7,101
  Other expenses, net                           2,860           164
                                                -----           ---
    Total costs and expenses                  410,238       380,382
                                              =======       =======

Earnings before income taxes                   39,377        40,641
Income taxes                                   11,839        12,945
                                               ------        ------

    Net earnings from continuing operations    27,538        27,696

Earnings (loss) from discontinued operations,
  net of tax benefit of $568 and $565,
  respectively                                    135          (516)

Loss on sale from discontinued operations,
  net of tax benefit of $905 and expense
  of $4,809, respectively                         (32)       (4,974)
                                                  ---        ------

    Net earnings (loss) from discontinued
      operations                                  103        (5,490)
                                                  ---        ------

    Net earnings                             $ 27,641        22,206
                                             ========        ======


Earnings per share:
    Basic
      Continuing operations                      1.05           1.07
      Discontinued operations                    0.01          (0.21)
                                                 ----          -----
      Net earnings                           $   1.06           0.86
                                             ========           ====

    Diluted
      Continuing operations                      1.04           1.05
      Discontinued operations                    0.00          (0.21)
                                                 ----          -----
      Net earnings                           $   1.04           0.84
                                             ========           ====

Average common shares O/S:
    Basic                                      26,176         25,862
                                               ======         ======
    Diluted                                    26,494         26,290
                                               ======         ======

                  ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                   Condensed Business Segment Information
                                (Unaudited)
                           (Dollars in thousands)

                        Three Months Ended         Nine Months Ended
                            June 30,                   June 30,
                        2009         2008          2009         2008
                        ----         ----          ----         ----

Net Sales
---------
  Utility Solutions
   Group              $ 91,113       87,335      273,380      240,771

  Test                  29,108       33,039       98,310       98,599

  Filtration            27,881       30,977       77,925       81,653
                        ------       ------       ------       ------
    Totals            $148,102      151,351      449,615      421,023
                      ========      =======      =======      =======


EBIT
----
  Utility Solutions
   Group              $ 13,158       16,182       39,851       42,147

  Test                   3,400        2,794       10,382        7,526

  Filtration             4,837        5,216       11,927       13,778

  Corporate             (5,378) (1)  (5,482) (2) (16,822) (3) (15,709) (4)
                        ------       ------      -------      -------
    Consolidated EBIT   16,017       18,710       45,338       47,742
    Less: Interest
     expense            (1,587)      (2,572)      (5,961)      (7,101)
                        ------       ------       ------       ------
    Earnings before
     income taxes     $ 14,430       16,138       39,377       40,641
                      ========       ======       ======       ======


Note: Depreciation and amortization expense was $7.6 million and $7.1 million for the quarters ended June 30, 2009 and 2008, respectively, and $22.7 million and $19.5 million for the nine-month periods ended June 30, 2009 and 2008, respectively.

(1) Includes $1.2 million of amortization of acquired intangible assets.

(2) Includes $1.2 million of amortization of acquired intangible assets.

(3) Includes $3.5 million of amortization of acquired intangible assets.

(4) Includes $3.0 million of amortization of acquired intangible assets.

                  ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
               Reconciliation of Non-GAAP Financial Measures
                                (Unaudited)

EPS - Operational - Q3 FY 2009 and YTD Q3 FY 2009
-------------------------------------------------

                                     Q3 FY 2009   YTD Q3 FY 2009
                                     ----------   --------------
EPS - GAAP                              $0.42         $1.04
Adjustments (1)                          0.07          0.07
                                         ----          ----
EPS - Operational                       $0.49         $1.11
                                        =====         =====

(1) Adjustments exclude the $2.3 million of Aclara RF facility exit/relocation costs.


EPS - Operational and EPS - Adjusted Basis Reconciliation - FY 2009
-------------------------------------------------------------------

EPS - GAAP - FY 2009 Range              $1.82         $1.87
Adjustments (1)                          0.07          0.07
                                         ----          ----
EPS - Operational Basis                 $1.89         $1.94
Adjustments (2)                          0.42          0.42
                                         ----          ----
EPS - Adjusted Basis - FY 2009 Range    $2.31         $2.36
                                        =====         =====

(1) Adjustments exclude the Aclara RF facility exit/relocation costs.

(2) Adjustments exclude the pre-tax intangible asset amortization expense related to TWACS NG software, purchase accounting intangible amortization related to the Company's acquisitions within the last three years and the expense related to the purchase accounting step-up of Doble Engineering Company inventory.

                  ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
             Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)

                                                June 30,    September 30,
                                                  2009           2008
                                                  ----           ----

Assets
------
  Cash and cash equivalents                    $ 29,450        28,667
  Accounts receivable, net                      113,102       134,710
  Costs and estimated earnings on
   long-term contracts                            3,395         9,095
  Inventories                                    86,983        65,019
  Current portion of deferred tax assets         16,635        15,368
  Other current assets                           22,110        14,888
  Current assets from discontinued operations         -         2,889
                                                -------         -----
    Total current assets                        271,675       270,636

  Property, plant and equipment, net             69,895        72,353
  Goodwill                                      330,090       328,878
  Intangible assets, net                        224,304       236,192
  Other assets                                   18,588        17,665
  Other assets from discontinued operations           -         2,349
                                               --------         -----
                                               $914,552       928,073
                                               ========       =======

Liabilities and Shareholders' Equity
------------------------------------

  Short-term borrowings and current
   Maturities of long-term debt                $ 50,000        50,000
  Accounts payable                               40,541        48,982
  Current portion of deferred revenue            20,431        18,226
  Other current liabilities                      45,307        49,934
  Current liabilities from discontinued
   operations                                         -         1,541
                                                -------         -----
    Total current liabilities                   156,279       168,683
  Deferred tax liabilities                       81,519        83,515
  Other liabilities                              23,689        23,988
  Long-term debt                                152,485       183,650
  Shareholders' equity                          500,580       468,237
                                                -------       -------
                                               $914,552       928,073
                                               ========       =======

                  ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited)
                          (Dollars in thousands)

                                                         Nine Months Ended
                                                           June 30, 2009
                                                           ---------------
Cash flows from operating activities:
   Net earnings                                              $ 27,641
   Adjustments to reconcile net earnings
    to net cash provided by operating activities:
         Net earnings from discontinued operations               (103)
         Depreciation and amortization                         22,692
         Stock compensation expense                             3,176
         Changes in current assets and liabilities            (14,098)
         Effect of deferred taxes                              (4,646)
         Change in deferred revenue and costs, net              2,311
         Other                                                     10
                                                               ------
           Net cash provided by operating activities -
            continuing operations                              36,983
           Net cash provided by operating activities -
             discontinued operations                              142
                                                               ------
           Net cash provided by operating activities           37,125
                                                               ======

Cash flows from investing activities:
   Acquisition of business                                     (1,250)
   Additions to capitalized software                           (3,419)
   Capital expenditures - continuing operations                (6,898)
                                                               ------
       Net cash used by investing activities -
        continuing operations                                 (11,567)
   Proceeds from divestiture of business, net -
    discontinued operations                                     3,100
                                                                -----
       Net cash used by investing activities                   (8,467)
                                                               ------

Cash flows from financing activities:
   Proceeds from long-term debt                                29,000
   Principal payments on long-term debt                       (60,165)
   Proceeds from exercise of stock options                      3,155
   Other                                                        1,080
                                                               ------
     Net cash used by financing activities                    (26,930)
                                                              -------

Effect of exchange rate changes on cash and cash equivalents     (945)
                                                                 ----

Net decrease in cash and cash equivalents                         783
Cash and cash equivalents, beginning of period                 28,667
                                                               ------
Cash and cash equivalents, end of period                     $ 29,450
                                                             ========

                  ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                       Other Selected Financial Data
                                (Unaudited)
                          (Dollars in thousands)

Backlog And Entered
 Orders - Q3 FY 2009     Utility Solutions    Test   Filtration    Total
 -------------------     -----------------    ----   ----------    -----
  Beginning Backlog -
   3/31/09 continuing
   opers                      $124,736       56,547     79,541    260,824
  Entered Orders               103,586       32,810     21,172    157,568
  Sales                        (91,113)     (29,108)   (27,881)  (148,102)
                               -------      -------    -------   --------
  Ending Backlog -
   6/30/09                    $137,209       60,249     72,832    270,290
                              ========       ======     ======    =======


Backlog And Entered
 Orders - YTD Q3
 FY 2009                 Utility Solutions    Test   Filtration    Total
 -------                 -----------------    ----   ----------    -----
  Beginning Backlog -
   9/30/08 continuing
   opers                      $124,847       69,823     71,463    266,133
  Entered Orders               285,742       88,736     79,294    453,772
  Sales                       (273,380)     (98,310)   (77,925)  (449,615)
                              --------      -------    -------   --------
  Ending Backlog -
   6/30/09                    $137,209       60,249     72,832    270,290
                              ========       ======     ======    =======


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